UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 6, 2020

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55915	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10785 W. Twain Ave.,

Suite 210

Las Vegas, Nevada 89135

(Address of principal executive offices, Zip Code)

(530) 539-4329

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RETC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01. Regulation FD Disclosure

Need for a Further Extension to file Form 10-Q for the period ended March 31, 2020.

On March 25, 2020, the U.S. Securities and Exchange Commission (the “Commission”) issued Release No 34-88465 (the “Order”) under Section 36 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) which superseded an order under Section 36 (Release No. 34-88318) of the Exchange Act, granting public companies a 45-day extension to file certain disclosure reports that would otherwise have been due from March 1, 2020 through July 1, 2020. Among other conditions, companies must continue to convey through a current report a summary of why the relief is needed in their particular circumstances for each periodic report that is delayed. Companies that receive an extension on filing Exchange Act annual reports or quarterly reports pursuant to the Order will be considered to have a due date 45 days after the filing deadline for this report. As such, those companies will be permitted to rely on Rule 12b-25 if they are unable to file the required reports on or before the extended due date. We believe that the Order also requires us to keep the public informed of any additional circumstances that may further delay our timely filing(s). The purpose of this Current Report on Form 8-K is to comply with these conditions under the Order

The Company has already filed a Form 8-K on May 14, 2020 for a 45 day extension of the deadline to file Form 10-Q for the period ended on March 31, 2020 in reliance on the March 25, 2020 revised order from the United States Securities and Exchange Commission (“SEC”). This would have provided for a timely filing on or before June 30, 2020. On June 30, 2020 we filed Form 12b-25 NT-10-Q/A for the 5 day extension period to further extend our filing deadline to July 6, 2020. On July 6, 2020 we filed an additional Form 8-K which requested an additional 30 days to file our Form 10-Q for the period ended March 31, 2020 which we were to have filed on or before August 5, 2020.

These actions were necessary due to circumstances caused by the outbreak of Covid-19, which has been determined to be a global pandemic and has resulted in business shut-downs, restrictions on travel, quarantines and governmental stay at home orders throughout the world. This has affected our ability to raise capital to pay required professional service providers, the timing and availability of certain professional service providers whom are now working from home, and our ability to perform on site inventory inspections on temporarily shut down businesses among other reasons.

In addition to these challenges which many public companies are facing, our Company is facing additional extraordinary issues. Our CEO was in China in the first part of January 2020 to inspect new equipment for our software and was thus caught in the early lockdowns in China. When he returned to Hong Kong, he was placed on an enforced quarantine for an extended length of time. Similarly, our CFO had been quarantined in Tokyo, Japan. Neither officer can travel to the United States due to U.S. governmental restrictions, where they were needed to supervise the Company’s interactions with our U.S. professional service providers.

Also due to the efforts and time spent on our NOT TIMELY filing of our 2019 Form 10-K which occurred on June 18, 2020, we got a late start on our Form 10-Q for the period ending March 31, 2020. We had not been able to start our Form 10-Q efforts prior to the completion of our 2019 Form 10-K.

Previously, on Friday June 19, 2020 our accounting firm informed us that they had some doubt that they would be able to complete their review procedure by Monday, July 6. 2020 but that they would try their best. We contacted the SEC office of Chief Legal Counsel to inquire about obtaining an additional filing extension based on these extraordinary circumstances that would not exist without the Covid-19 pandemic and due to circumstances well beyond our control as a smaller reporting company which has operations in jurisdictions particularly hard hit by Covid-19. At the time of the filing of this Form 8-K we have not yet heard back from the SEC office of Chief Legal Counsel as to whether or not they will grant our request for 60 extra days to timely file our complete Form 10-Q for the period ended March 31, 2020. We believe that our circumstances warrant this relief but have no guarantees that this will be granted. Whether or not our request is granted we believe that we will be able to file on or before September 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 5, 2020	12 RETECH CORPORATION

/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer

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